UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Packaging Corporation of America

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PACKAGING CORPORATION OF AMERICA

March 25, 2011

Dear PCA Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders to be held at our corporate office, located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 10, 2011 at 8:30 a.m., central time.

Following this page is the formal notice of the meeting and our Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and our 2010 Annual Report to Stockholders.

It is important to ensure that your shares are represented at the meeting. Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Paul T. Stecko
Executive Chairman

Mark W. Kowlzan
Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2011 ANNUAL MEETING OF STOCKHOLDERS
May 10, 2011

The Annual Meeting of Stockholders of Packaging Corporation of America will be held at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, on Tuesday, May 10, 2011, beginning at 8:30 a.m., central time. The purpose of the meeting is to:

•	elect the nine nominees for director named in the proxy statement for a one-year term to expire at the 2012 Annual Meeting of Stockholders;

•	vote on a non-binding proposal to approve our executive compensation;

•	vote on a non-binding proposal regarding the frequency of the vote on executive compensation;

•	ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors; and

•	consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 14, 2011 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card. If you do attend the meeting, you may vote in person, even if you have returned a proxy card.

By Order of the Board of Directors,

Kent A. Pflederer
Vice President, General Counsel and
Corporate Secretary

March 25, 2011

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2011 Annual Meeting of Stockholders to be held on May 10, 2011, at 8:30 a.m., central time, at our corporate office located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our board of directors. The proxy materials relating to the annual meeting are first being mailed on or about March 25, 2011 to stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•	electing our board of directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders (Item 1);

•	voting on a non-binding proposal to approve our executive compensation (Item 2);

•	voting on a non-binding proposal regarding the frequency of the vote on our executive compensation (Item 3); and

•	ratifying the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors (Item 4).

What are the voting recommendations of the Board of Directors?

The board of directors recommends that you vote your shares:

•	FOR each of the director nominees (Item 1);

•	FOR approval of our executive compensation (Item 2);

•	for a vote on our executive compensation EVERY YEAR (Item 3); and

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors (Item 4).

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, March 14, 2011, are entitled to receive notice of the annual meeting of stockholders and to vote their shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at the meeting.

As of March 4, 2011, we had 102,586,480 shares of our common stock outstanding.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m., central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (847) 482-3000.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of our outstanding common stock on the record date will constitute a quorum for our meeting. Broker non-votes and proxies received but marked as abstentions will be included as present for purposes of establishing a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner. We expect that nominees will not have discretionary authority for Items 1, 2 and 3 and will have discretionary authority for Item 4.

If a quorum is not present at the annual meeting, the stockholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

How do I vote if shares are held in my name?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•	by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•	by written ballot at the meeting.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the proxies named on the proxy card will vote your shares for all of the directors nominated, for approval of our executive compensation, for a vote on executive compensation every year and for the ratification of the appointment of Ernst & Young LLP. Should any other matter requiring a vote of stockholders arise, the stockholders confer upon the proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. All of the proxies are our officers.

How do I vote if I hold my shares through a broker, bank or other nominee?

Stockholders whose shares of our common stock are held in street name must either direct the record holder of their shares as to how to vote their shares of our common stock or obtain a proxy from the record holder to vote at the meeting. These stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

How do I vote shares I hold in the 401(k) plan?

If you are one of our employees who holds common stock through the PCA Common Stock Fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees, you will receive from the plan trustee a request for voting instructions with respect to the shares of our common stock representing your proportionate interest in the plans. You are entitled to direct the plan trustee how to vote your proportionate interest of shares in those plans.

Consulting Fiduciaries, Inc. (“CFI”) has the responsibility for monitoring the continued investment of PCA common stock held in the plans. CFI is an investment advisor under the Investment Advisors Act of 1940. If you do not elect to vote the proportionate interest of shares you hold in the plans, those shares will be voted by CFI, in its discretion.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•	filing a written notice of revocation with our corporate secretary;

•	signing and delivering another proxy bearing a later date; or

•	attending the meeting and casting your vote in person.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

If your shares are held in the 401(k) plans, you may revoke your previously given voting instructions by filing with Computershare Trust Company, N.A., the tabulator of votes and our transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date. Computershare must receive the notice of revocation or the voting instruction card no later than May 5, 2011.

What vote is required to approve each item?

Election of Directors.  A plurality of the voting power present in person or represented by proxy and entitled to vote at the meeting is required for the election of each director (Item 1). Accordingly, the nine nominees receiving the most votes will be elected to the board. Only shares that are voted in favor of a particular nominee will be counted towards that nominee’s achievement of a plurality. Shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the stockholder properly withholds authority to vote for such nominee, and “broker non-votes” will not be counted towards such nominee’s achievement of a plurality.

Other Matters.  The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the meeting is required to approve the matters in Items 2 and 4. If a stockholder abstains from voting or directs the stockholder’s proxy to abstain from voting on the matters, the shares are considered present at the meeting for such matters, but since they are not affirmative votes for the matters, they will have the same effect as votes against the matters. On the other hand, shares resulting in broker “non-votes,” if any, are not entitled to vote for such matter and will have no effect on the outcome of the vote.

For Item 3, the frequency that receives the highest number of votes of shares present in person or represented by proxy will be deemed to be the preferred frequency selected by our stockholders. Shares present at the annual meeting that are not voted for a particular frequency, abstentions and shares resulting in broker “non-votes” will not affect the outcome of the vote on Item 3.

Who will be tabulating and certifying votes at the meeting?

We have engaged Computershare Trust Company, N.A., our transfer agent, to serve as the tabulator of votes and a representative of Computershare to serve as inspector of election and certify the votes.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our board of directors by mail and will pay all expenses associated with this solicitation. We have retained Georgeson Inc. to aid in the solicitation of proxy materials for a fee of $8,500 plus expenses. In addition to mailing these proxy materials, certain of our officers and other employees may, without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 10, 2011

This proxy statement and our 2010 Annual Report to Stockholders are available at
www.edocumentview.com/PKG

ELECTION OF DIRECTORS

ITEM NO. 1 ON PROXY CARD

Our board of directors has nine members, all of whom are elected annually. The nine nominees named below are proposed to be elected at this annual meeting to serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees have been nominated for election by our board of directors upon the recommendation of the nominating and governance committee of the board of directors.

A properly submitted proxy will be voted by the persons named on the proxy card for the election of each nominee, unless you indicate that your vote should be withheld. If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the stockholder has directed otherwise.

Set forth below is information regarding each nominee. Standing for election are:

Paul T. Stecko is 66 years old and has served as Executive Chairman of PCA since July 2010, Chief Executive Officer of PCA from January 1999 to July 2010 and as chairman of PCA’s board of directors since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., Smurfit Kappa Group Limited and State Farm Mutual Insurance Company. Mr. Stecko was chosen to serve on our board primarily for his extensive experience in our industry and general business experience, including more than ten successful years as our chairman and chief executive officer.

Cheryl K. Beebe is 55 years old and has served as a director of PCA since May 2008. Ms. Beebe is the Executive Vice President and Chief Financial Officer of Corn Products International, Inc., a manufacturer and seller of a number of ingredients to food and industrial customers, has served as Chief Financial Officer since February 2004 and has been employed by Corn Products International since 1997. Ms. Beebe previously served as Vice President, Finance from July 2002 to February 2004, as Vice President from February 1999 to 2004 and as Treasurer from 1997 to February 2004. She served as Director of Finance and Planning for CPC International Inc.’s (now named Unilever BestFoods) Corn Refining Business from 1995 to 1997 and as Director of Financial Analysis and Planning for its Corn Products North America business from 1993. From 1980 to 1993, she served in various financial positions in CPC’s U.S. consumer food business, North American audit group and worldwide corporate treasury function. Ms. Beebe was chosen to serve on our board primarily for her experience as a chief financial officer of a public company, her extensive financial and accounting background, and her knowledge of the manufacturing industry and the strategic and business issues and risks similar to those facing PCA.

Henry F. Frigon is 76 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President — Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years. Mr. Frigon has served on the boards of Tuesday Morning, Inc. and H&R Block, Inc. during the past five years. Mr. Frigon was chosen to serve on our board primarily for his long-standing executive and financial experience through serving as a chief executive officer and in senior financial and business development roles.

Hasan Jameel is 56 years old and has served as a director of PCA since May 2008. Dr. Jameel is the Ellis Signe Olsen Professor of pulp and paper technology at North Carolina State University. He has served on the faculty at North Carolina State University since 1987. From 1979 to 1987, he was employed by International Paper Company at its corporate research center and in its mill operations. In March 2007, Dr. Jameel was named a TAPPI fellow, which is an award given to individuals who have made extraordinary technical or service contributions to the pulp and paper industry and/or TAPPI. TAPPI is the leading association for the worldwide pulp, paper and converting industries. Dr. Jameel was chosen to serve on our board primarily for his technical expertise in pulp and paper manufacturing and his knowledge of, and familiarity with, paper mill operations, which are core to our business, complemented by his general business acumen.

Mark W. Kowlzan is 56 years old and has served as Chief Executive Officer and a director of PCA since July 2010. From 1998 through June 2010, Mr. Kowlzan led PCA’s containerboard mill system, first as Vice President and General Manager and then as Senior Vice President — Containerboard. From 1996 through 1998, Mr. Kowlzan served in various senior mill-related operating positions with PCA, including as manager of the Counce linerboard mill. Prior to joining PCA, Mr. Kowlzan spent 15 years at International Paper Company, where he held a series of operational and managerial positions within its mill organization. Mr. Kowlzan was elected to the board of American Forest & Paper Association in February 2011. Mr. Kowlzan was chosen to serve on our board primarily for his extensive expertise in our industry, especially in operational, technical and environmental matters, and his familiarity with our business through his leadership of our containerboard mill system and our company.

Samuel M. Mencoff is 54 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, LLC since 1993 and currently serves as Co-Chief Executive Officer. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Forest Products Holdings, LLC (d/b/a Boise Cascade LLC) and Smurfit Kappa Group Limited. Mr. Mencoff has served on the board of Buckeye Technologies, Inc. and Great Lakes Dredge & Dock Corporation during the past five years. Mr. Mencoff was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies as managing director and Co-Chief Executive Officer of Madison Dearborn.

Roger B. Porter is 64 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation and Extra Space Storage Inc. Mr. Porter has served on the board of directors of Pactiv Corporation during the past five years. Mr. Porter was chosen to serve on our board primarily for his perspectives and insights gained through his significant business, governmental and public policy experience.

Thomas S. Souleles is 42 years old and has served as a Director of PCA since September 2010, and previously served on PCA’s Board of Directors from 1999 to 2008. Mr. Souleles has been employed principally by Madison Dearborn Partners, LLC since 1995 and currently serves as a Managing Director concentrating on investments in the basic industries sector. Mr. Souleles is a member of the Board of Directors of BWAY Holding Company and Forest Products Holdings, LLC (d/b/a Boise Cascade LLC). Mr. Souleles has served on the boards of directors of Smurfit Kappa Group Limited, Great Lakes Dredge & Dock Corporation and Boise, Inc. during the past five years. Mr. Souleles was chosen to serve on our board primarily for his substantial operational and financial experience gained from the acquisition and management of similarly-situated portfolio companies, including several in the paper and forest products industry, as managing director of Madison Dearborn and his expertise in financial analysis.

James D. Woodrum is 48 years old and has served as a director of PCA since May 2009. Mr. Woodrum is an Associate Dean of the Executive & Evening MBA program at the Wisconsin School of Business at the University of Wisconsin — Madison since 2009 and has been a faculty member and consultant since 2007. Prior to joining the university, from 2003 to 2006, Mr. Woodrum served as a principal and senior consultant with Hewitt Associates, a human resources consulting and outsourcing firm, primarily advising the boards of large organizations on compensation and other governance matters. From 2000 to 2003, he was a leader in the Corporate Development group at Hewitt Associates, focused on acquisitions and strategic alliances. From 1984 to 2000, he held a variety of other positions at Hewitt Associates with increasing responsibilities. Mr. Woodrum was chosen to serve on our board primarily for his broad experience in human resources, corporate governance and compensation matters, as well as his experience working with corporate boards and his general business acumen.

On behalf of the board, the nominating and governance committee seeks to identify as candidates for director persons from various backgrounds, with a variety of life experiences with a reputation for integrity and good business judgment, and who have experience in highly responsible positions in professions or industries relevant to the conduct of our business. In selecting potential new candidates, the committee will take into account the current composition of the board and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The committee and the board value diversity as a factor in selecting candidates and believe that the diversity that exists in the board composition is a benefit to PCA. The committee believes that the board as currently composed adequately satisfies the objectives described above, and recommended the nomination of each member for an additional term.

The board of directors unanimously recommends a vote
FOR the election of each of the director nominees.

Determination of Director Independence

Our corporate governance guidelines provide that a majority of the board of directors will consist of independent directors. All of our directors other than Paul T. Stecko, our executive chairman, and Mark W. Kowlzan, our chief executive officer, are independent and not employed by us. In determining independence of those directors, the nominating and governance committee conducts an annual review and reports its findings to the full board. The nominating and governance committee determines if any material relationships exist that would impair the independence of any of the non-employee directors and makes a recommendation to the board as to the independence of the directors.

A director may not qualify as independent unless the board of directors affirmatively determines that the director has no material relationship with us. The board of directors has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock Exchange (“NYSE”) listing standards). In connection with the review performed at its February 22, 2011 meeting, the committee and the board were not aware of any relationship that would disqualify a non-employee director from being independent. The board and the nominating and governance committee considered the following relationship in making its determination.

We purchase raw materials in the ordinary course of business from Corn Products International, Inc., which employs Ms. Beebe as Vice President and Chief Financial Officer. The amount of 2010 purchases was less than 0.5% of the 2010 sales of each of Corn Products International and PCA. Ms. Beebe is not directly involved in, and is not compensated as a result of, this business relationship. Accordingly, the board determined that this business relationship was not a material relationship between Ms. Beebe and PCA, and determined her to be independent and eligible to serve on the audit committee.

Based on the report and recommendation of the nominating and governance committee, the board of directors has determined that the following directors and nominees, which constitute seven of the nine nominees for election to the board, are independent: Cheryl K. Beebe, Henry F. Frigon, Hasan Jameel, Samuel M. Mencoff, Roger B. Porter, Thomas S. Souleles and James D. Woodrum.

2010 Board of Directors Meetings

The board met five times during 2010. Each member of the board attended at least 75% of the aggregate of the total number of meetings of the board and the committees on which he or she was a member with most of the directors attending 100% of the meetings.

All of our directors and nominees attended the 2010 Annual Meeting of Stockholders, and all of our directors are expected to attend the 2011 Annual Meeting of Stockholders.

Leadership Structure

Mr. Stecko served as our chairman and chief executive officer since our inception in 1999 through July 2010. During Mr. Stecko’s tenure, the roles of chair and chief executive officer were combined because of his significant experience serving on, and leading corporate boards (ours and others), as well as the efficiency and effectiveness of board conduct and proceedings gained from his familiarity with our operations, enabling the board to focus on the most relevant decisions, issues and risks involving the company. With the succession of Mark W. Kowlzan to the chief executive officer position in July 2010, the chairman and chief executive officer roles were split between Mr. Stecko, who remained as chairman, with responsibility for key strategic matters of the company along with board communication and leadership, and Mr. Kowlzan. As both individuals are members of management and executive officers of the company, the advantages described above were retained with greater balance of power between the chief executive offer and the remainder of the board.

To help maintain a strong and appropriate independent director presence, the independent members of the board have elected Mr. Mencoff as the “presiding director.” The presiding director is an independent director elected by the independent directors on the board. In addition to presiding at executive sessions of independent directors, the presiding director has the responsibility to: coordinate with the chairman regarding the establishment of the agenda and topics for board and stockholder meetings; retain independent advisors on behalf of the board as the board may determine is necessary or appropriate; serve as a liaison between the management directors and independent directors when circumstances dictate; and perform such other functions as the independent directors may designate from time to time. The independent directors regularly meet in executive sessions, and did so four times during 2010.

Risk Management

Issues relating to risk management are regularly discussed among management, the board and the audit committee. Financial risks, including risks relating to our internal controls, are presented to, and discussed with the audit committee, including through our annual internal control assessment, periodic internal audit reports and through the annual internal audit plan. Business and operational risks are discussed with the board at every regularly scheduled meeting through the review of our performance, our business and industry operating conditions and our strategic direction. Management, through the chief financial officer, general counsel and chief executive officer, periodically presents and discusses with the board an overall risk assessment focusing on the key risks to PCA. The most recent presentation and discussion occurred at the February 22, 2011 board meeting. Key topics included the assessment of our environmental, health and safety management and compliance programs, our legal compliance programs and objectives, compensation policies and our management of key business and operating risks.

Board Committees

The board has standing nominating and governance, compensation and audit committees. As required under NYSE rules and the committee charters, each of these committees consists solely of independent directors. Additional committee service eligibility requirements for audit committee members and compensation committee members are set forth in the committee charters and described below.

Nominating and Governance Committee

Mr. Porter (Chair), Mr. Mencoff, Mr. Souleles and Mr. Woodrum serve on the nominating and governance committee. The committee met two times during 2010.

The nominating and governance committee’s primary responsibilities include, among other things:

•	recommendation to the board of potential director candidates as nominees for election to the board;

•	review and recommendation of independence for the candidates for election to the board;

•	selection of potential candidates for board committee assignments; and

•	review of our corporate governance attributes.

The board re-elected Mr. Souleles, a former board member, to the board during the year. Mr. Souleles left the board in 2008 due to other commitments, after serving as a valued board member for nearly ten years, from Madison Dearborn’s acquisition of us from Tenneco Packaging, through our subsequent initial public offering and development into a successful independent public company. Through his service on our board, Mr. Souleles demonstrated outstanding knowledge and awareness of operational issues involving our company and industry, gained through his business experience at Madison Dearborn. Accordingly, when Mr. Souleles was able to rejoin the board during the year and an opening for a new independent board member arose around the time a second management director (Mr. Kowlzan) joined the board, the committee recommended his election to the board during the year.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Compensation Committee

Mr. Woodrum (Chair), Mr. Mencoff, Mr. Porter and Mr. Souleles serve on the compensation committee. Each member of the compensation committee must be a “non-employee director” pursuant to SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. All compensation committee members were determined to satisfy these standards. The committee met six times during 2010.

The compensation committee’s primary responsibilities include, among other things:

•	establishment of our compensation philosophy, and oversight of the development and implementation of our compensation programs;

•	review and approval of corporate goals and objectives relevant to the compensation of the chief executive officer and the other named executive officers and evaluation of their performance annually against these objectives;

•	establishment of the base salary, incentive compensation and any other compensation for our chief executive officer and other named executive officers; and

•	monitoring our management incentive and stock-based compensation plans and discharging the duties imposed on the committee by the terms of those plans.

The written charter of the committee is available on PCA’s website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

The agenda for meetings of the committee is determined by its chairman with the assistance of our executive chairman, our corporate secretary and our vice president of human resources. The executive chairman, the vice president of human resources and the corporate secretary regularly attend committee meetings. At meetings in which compensation decisions are made for the chief executive officer, the executive chairman and the other named executive officers, the committee meets in executive session with no members of management present. For compensation matters on which the board acts, the chairman of the committee reports the committee’s recommendations on executive compensation to the board. Independent advisors, the executive chairman and the human resources department support the committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents, as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation.  The compensation committee is composed of directors who are not and have not been our employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Audit Committee

Ms. Beebe (Chair), Mr. Frigon, Dr. Jameel and Mr. Porter serve on the audit committee. Each member of the audit committee must be financially literate as required under the NYSE listing standards and meet the heightened independence standards required for audit committee members under SEC rules and the NYSE listing standards. All committee members were determined to satisfy these standards. The board of directors has determined that each of Ms. Beebe and Mr. Frigon is an “audit committee financial expert” within the meaning of SEC rules. The committee met ten times during 2010.

The audit committee’s primary responsibilities include, among other things:

•	selection and oversight of the independent registered public accounting firm;

•	oversight of the internal audit function;

•	oversight of accounting policies and practices and financial reporting and internal controls; and

•	reviewing and discussing our financial statements and financial press releases with our management and the independent registered public accounting firm.

Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee. The committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

The written charter of the audit committee is available on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

Interested Party, Including Stockholder, Communication with the Board of Directors

Interested parties, including stockholders, may communicate directly with the presiding director, the chairman of the audit committee, the board of directors or the independent directors as a group by writing to those individuals or the group at the following address: c/o Kent A. Pflederer, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence will be forwarded to the appropriate person or persons. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist us in effectively addressing your concern, you may choose to remain anonymous, and we will use our reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to our accounting, internal accounting controls or auditing matters, business principles or policies, or suspected violations, by calling the toll-free help line established by us. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to our general counsel. Any complaints regarding accounting, internal controls or auditing matters are forwarded directly to the chairman of the audit committee and the chief financial officer.

Code of Ethics

All of our employees, including all officers, are required to abide by our long-standing Statement of Business Principles. Also, separate Codes of Ethics for our executive officers and principal accounting personnel, as well as our directors, are in place to help ensure that our business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. The full text of our Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

We will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on our website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

We have in place Corporate Governance Guidelines governing the function and performance of the board and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The current guidelines appear on our website at www.packagingcorp.com under the section Investor Relations — Corporate Governance.

PROPOSAL ON EXECUTIVE COMPENSATION

ITEM NO. 2 ON PROXY CARD

We are requesting our stockholders to approve an advisory resolution on the compensation for our named executive officers, which is more fully described in this proxy statement. Please refer to the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement to find information regarding the compensation paid to our named executive officers and a complete discussion of our compensation program.

We believe that our compensation is appropriate, competitive and aligns the interests of management and our shareholders. We believe that our program has been a key factor in driving consistently strong performance in the paper and packaging industry.

The following features are key elements of our compensation program:

•	annual comparative assessments of our compensation against a peer group of similarly-situated companies, in terms of industry and market capitalization;

•	competitive base salaries, perquisites and retirement, health and welfare benefits;

•	annual cash incentive awards determined by our compensation committee based on affordability and key internal and external performance measures; and

•	four-year cliff vesting on our equity awards (vesting in its entirety on the fourth anniversary on the award) to ensure long-term focus and retention, and which has resulted in significant share ownership among our management team.

In 2010, we produced record results, including $1.62 of diluted earnings per share, excluding special items, outperformed our annual earnings goal and outperformed our competitors’ margins. Including special items, diluted earnings per share was $2.00. Incentive compensation increased from 2009 commensurate with such performance, with aggregate incentive award payments to our five highest paid named executive officers increasing by about 15% from the prior year and payouts made at 121% of target on average. The value of equity awards also increased from the prior year in part due to substantial stock price increase since awards were made in 2009.

We are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of PCA’s named executive officers as disclosed in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the board of directors and the company. Although non-binding, we will carefully review and consider the voting results when evaluating our executive compensation program.

The board of directors, based upon the recommendation of the compensation committee, unanimously recommends a vote FOR the approval of the advisory resolution approving our executive compensation

PROPOSAL ON FREQUENCY
OF THE VOTE ON EXECUTIVE COMPENSATION

ITEM NO. 3 ON PROXY CARD

We are requesting our stockholders to vote to recommend the frequency at which we will submit the vote on executive compensation to our stockholders.

Our corporate governance principles emphasize accountability to stockholders. Our entire board is elected annually. We provide detailed information about our compensation and our practices and programs every year in our proxy statement. Therefore, we believe that it is reasonable to allow our stockholders to vote on our executive compensation every year. We believe that the feedback received through the annual vote on our executive compensation will assist the proper functioning of the board and the compensation committee. Accordingly, the board recommends that you vote for the vote on executive compensation every year.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove the board’s recommendation. This advisory vote on the frequency of future votes on executive compensation is non-binding on us and the board. Notwithstanding the board’s recommendation and the outcome of the stockholder vote, the board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice.

The board of directors, based on a recommendation of the compensation committee, unanimously recommends a vote for votes on executive compensation EVERY YEAR

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

ITEM NO. 4 ON PROXY CARD

The audit committee has appointed Ernst & Young LLP as the independent registered public accounting firm to serve as our auditors for the year ending December 31, 2011, and has further directed that we submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since we were formed in 1999. Representatives of Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Stockholder Ratification

We are not required to submit the appointment of Ernst & Young LLP for ratification by our stockholders. However, we are doing so as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such an appointment would be in our best interests and that of our stockholders.

The board of directors, based upon the recommendation of the audit committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm to serve as PCA’s auditors for 2011

Fees to the Independent Registered Public Accounting Firm

Audit Fees.  Fees for audit services totaled approximately $1,416,000 in 2010 and $1,396,000 in 2009, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations.

Audit-Related Fees.  Fees for audit-related services totaled approximately $101,000 in 2010 and $102,000 in 2009. Audit-related services principally include benefit plan audits and accounting consultations services reasonably related to the audit.

Tax Fees.  Tax fees include fees for tax compliance, tax advice and tax planning services. We did not pay any tax fees to Ernst & Young LLP in 2010 or 2009.

All Other Fees.  We did not pay any other fees to Ernst & Young LLP in 2010 or 2009.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the audit committee is responsible for adopting, and has adopted, a policy to pre-approve all audit and permitted non-audit services to be performed for us by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, we or the independent registered public accounting firm submit to the committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined above. Prior to engagement, the committee pre-approves these services by category of service. The fees are budgeted and the committee requires the independent registered public accounting firm and us to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the entire audit committee at its next scheduled meeting.

Report of the Audit Committee

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this report.

Management is responsible for PCA’s internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors.

In connection with the financial statements for the fiscal year ended December 31, 2010, the audit committee has:

(1) reviewed and discussed the audited financial statements with management;

(2) discussed with Ernst & Young LLP, PCA’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; and

(3) received the written disclosure and letter from Ernst & Young LLP regarding the matters required by Rule 3526 of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP the independence of such firm.

Based upon these reviews and discussions, the audit committee recommended to the board of directors at their February 22, 2011 meeting that PCA’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Upon recommendation of the audit committee, the board approved such inclusion.

The Audit Committee

Cheryl K. Beebe, Chair
Henry F. Frigon
Hasan Jameel
Roger B. Porter

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation philosophy, policies, plans and programs are under the direction of the compensation committee of our board of directors (referred to in this section as the “committee”). The committee is responsible for determining the compensation elements and amounts paid to the executive officers named in the compensation tables following this Compensation Discussion and Analysis (the “named executive officers”), and reviews the components of their compensation.

Our executive compensation program has been designed to achieve the following:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business objectives with the goal of creating stockholder value;

•	align the interests of our executives and stockholders through equity-based compensation awards; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Elements of Compensation

The total compensation program for the named executive officers includes base salary, annual, performance-based cash incentive compensation, long-term equity incentive compensation, retirement plans and perquisites. In determining the total compensation paid to the named executive officers, the committee uses both compensation assessments prepared by Meridian Compensation Partners, LLC (as described below) and internal reviews of similar company compensation data, giving particular consideration to comparable peer groups of paper, packaging and related manufacturing companies.

Comparative Assessments

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at paper, packaging and related manufacturing companies comparable to us. While comparing our compensation to other companies may not always be totally appropriate due to aspects of our business and the uniqueness of some of our objectives, we generally believe that this is an important part of the committee’s decision making process.

At the direction of the committee, we have retained Meridian Compensation Partners, LLC, a nationally recognized compensation consulting firm, to assess the compensation of our named executive officers relative to a group of named executive officers at other peer companies. The assessments include the compilation of compensation data from the peer group companies, and the comparison of the compensation of each of our named executive officers relative to similar officers at the peer group companies. Meridian provides no other services to us. Representatives of Meridian and other consultants have not attended meetings of the compensation committee and, other than providing these compensation assessments, have not participated in any compensation decisions or the design of our executive compensation program.

The peer group was selected based on a variety of criteria relative to PCA, including relevant products/industry as well as range of size/scope (across such measures as total revenues, net income and market capitalization). The companies selected to be part of the peer group for 2010 were Aptar Group Inc.; Bemis Company; Chesapeake Corporation; Corn Products International; Nalco Holding Company; Pactiv Corporation; Potlatch Corporation; Rock-Tenn Company; Smurfit-Stone Container Corporation; Sonoco Products Company; and Temple-Inland Inc. This group remained unchanged from the 2009 peer group, other than the removal of one peer company that entered bankruptcy during the year.

In 2010, Meridian completed a compensation assessment using the peer group noted above, using the most recently filed proxy statements to obtain comparative 2009 compensation data. The assessment showed that the base salaries of our named executive officer positions were around or below the 50th percentile of the peer group. Total cash compensation (which further includes cash incentive awards) was around the 75th percentile for Mr. Stecko (in his prior position of chief executive officer), and around or below the 50th percentile for the other named executive officers. Long-term incentive compensation was significantly below the 50th percentile for each of our named executive officers. Total compensation was below the 50th percentile for each of our named executive officers. Mr. Hassfurther and Mr. Walton were promoted into their current positions during September of 2009.

The committee uses these assessments to help ensure that our executive compensation is both appropriate and competitive. The committee also uses these assessments as a guide when determining each element of incentive compensation, the mix of base salary, annual performance-based, cash incentive awards and equity grants within the overall compensation package, and the total compensation compared to the peer group companies. There is no pre-established policy or target for the mix between cash and non-cash, or short and long-term incentive compensation.

In light of our 2009 performance, which reflected strong performance in light of adverse economic conditions, the committee was generally satisfied as to the form and mix of compensation awarded to the named executive officers reflected by the 2009 assessment but, in part due to such assessments and as further described below in this “Compensation Discussion and Analysis,” the committee determined to increase compensation levels for 2010 for some of the named executive officers.

Management Succession

In June 2010, PCA announced that, effective July 1, 2010, Mr. Stecko would relinquish his role as chief executive officer and continue serving as an executive officer in the new position of executive chairman. In recognition of his leadership and technical skills demonstrated through his leadership of our containerboard mill system and his significant experience in the industry, Mr. Kowlzan succeeded Mr. Stecko as chief executive officer.

To facilitate a seamless transition of responsibilities and maximize shareholder value, the board and committee determined that it would be in the best interest of the company to continue to retain the service of Mr. Stecko as an executive officer and director focusing on the areas of board leadership, key strategic matters, shareholder relations and risk management for an appropriate period of time as Mr. Kowlzan assumes overall leadership of the company. The board and committee also determined to establish appropriate and competitive compensation arrangements for Mr. Kowlzan in his new position. The board and committee also recognized the importance to the success of the company of Mr. Hassfurther, who leads our corrugated products business, and Mr. West, who leads our finance and key administrative functions, during and beyond the transition of the responsibilities of the chief executive officer. Each of Mr. Hassfurther and Mr. West has been an executive officer of PCA since its inception, has over 25 years of industry experience and was integral to the company’s past success.

The committee approved an employment agreement with Mr. Stecko, under which he will receive a base salary of $950,000 to serve as executive chairman for a three-year term. He will continue to be eligible to receive annual cash incentive compensation as awarded by the committee with a target incentive award of $800,000. He received a one-time equity award of 125,000 shares of restricted stock, to vest upon the expiration of the three-year term of the agreement in order to provide an incentive to perform for the entire term of the agreement. The committee is not required to, and does not expect to, award further equity to Mr. Stecko under the employment agreement. Mr. Stecko’s base salary was unchanged from his salary as chief executive officer and the target incentive award as a percentage of base salary was reduced to be reflective of his new responsibilities. The committee determined that a three-year period would be appropriate for his continued service and that the compensation payable would be reasonable in light of his expected contribution to the company.

In his new position as chief executive officer, Mr. Kowlzan’s base salary was increased to $860,000 and target incentive award was increased to $975,000. These levels are consistent with our historical chief executive officer compensation arrangements for base salary and target incentive award as a percentage of base salary and competitive with market and peer group assessments for CEO cash compensation. Mr. Kowlzan’s base salary was determined to be at the lower end of our approved CEO salary range because he is new to the position.

To recognize their importance during and beyond the transition of management of the company and to provide them with more competitive compensation relative to the peer group given their experience and past and potential contributions , the committee increased the cash compensation opportunity (both base salary and target incentive award) for Mr. Hassfurther and Mr. West in their current positions by approximately 41% and 23%, respectively. Mr. Hassfurther’s base salary was increased to $675,000 and his target incentive award was increased to $625,000 and Mr. West’s base salary was increased to $500,000 and his target incentive award was increased to $450,000.

On February 22, 2011, the compensation committee approved retention awards of 100,000 shares of restricted stock to each of Mr. Kowlzan and Mr. Hassfurther. Under the terms of the agreement under which the awards were made, each of Mr. Kowlzan and Mr. Hassfurther agreed to non-competition and non-solicitation covenants that will expire no later than the third anniversary of the date of the award. One-third of the shares will vest in equal installments on each of the first three anniversaries of the date of the award. The primary purpose of these awards was to ensure their retention over a longer-term period through an appropriate financial incentive and the covenants described above. In making these awards, the committee considered their accomplishments throughout their careers at PCA in building strongly-performing containerboard mill and corrugated products divisions, respectively, and their importance to attaining our future strategic objectives. While the committee considered the potential impact of these awards on aggregate 2011 compensation for each of them, these awards were special in nature and not considered part of our ordinary annual or long-term compensation.

Base Salary

We provide a base salary to attract and retain executive officers and compensate them for their services during the year. Each named executive officer position has a base salary range associated with it, and each named executive officer’s base salary is determined within that range, based on factors such as length of service with PCA, responsibilities, years of experience and other factors. Base salary ranges are reviewed against the peer group data and assessments described above. A named executive officer’s base salary is typically set between 80% and 125% of the mid-point of the range. The salary range for the CEO position, Mr. Walton’s position and Mr. Calhoun’s position were not significantly changed during 2010. The salary ranges for Mr. Hassfurther’s and Mr. West’s position were increased commensurate with their mid-year compensation increases described above under “— Management Succession,” with each receiving a base salary at or around the mid-point of the range.

Base salary levels for named executive officers are reviewed annually as part of our performance review process. Merit-based increases to salaries of named executive officers are generally based on the committee’s assessment of the individual’s performance and are consistent with merit-based increases for the overall salaried employee population. Each named executive officer received a 3% merit-based increase at the beginning of 2010, with further increases made for Mr. Kowlzan, Mr. West and Mr. Hassfurther at mid-year as described under “— Management Succession” above.

Annual Cash Incentive Awards

Each of our named executive officers is eligible to receive annual cash incentive awards under our performance-based Executive Incentive Compensation Plan. The purpose of the plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. The plan sets forth the guidelines for administration and payment of performance-based cash incentive compensation. In accordance with the plan, at the beginning of each calendar year, the committee sets target awards for each named executive officer. Individual target awards are calculated as a percentage of the mid-point of the salary range for each position. The 2010 target awards, as a percentage of the mid-point of the base salary range for each named executive officer, were as follows: 100% for Mr. Kowlzan (unchanged for the CEO position from 2009); 93% for Mr. Hassfurther (increased from 85% during 2009); 90% for Mr. West (increased from 85%); 80% for Mr. Walton (increased from 75%); and 50% for Mr. Calhoun. The target award for Mr. Stecko as executive chairman under his employment agreement is $800,000, which is approximately 84% of his base salary. Increases were made for Mr. Hassfurther and Mr. West as described under “Management Succession” and for Mr. Walton to provide cash compensation opportunities that are more competitive with the peer group.

To evaluate performance and determine award amounts, as required under the plan, the committee assesses (1) the level of our earnings; (2) our actual performance compared to the annual operating plan; (3) our performance compared to industry competitors; (4) industry economic conditions and other factors relevant to our performance; and (5) specific individual performance. The first three measures were chosen, respectively, to incorporate a level of affordability for incentive plan awards for a given year, measure how we perform against our internal profit plan for the year, and provide an important external measure of our performance. The fourth measure allows the committee to consider any extraneous or uncontrollable factors, either positive or negative, and other factors, which might be relevant to our overall performance. The final measure incorporates individual performance into the plan. Based upon their assessment, the committee determines the final amount to be paid to each named executive officer, which can range from 0% to 200% of the individual’s target award. These measures were unchanged from prior years.

At its February meeting each year, the board reviews and approves our annual operating plan, which is prepared by management. As in 2009 and prior years, the committee established the achievement of the earnings per share target set forth in the approved plan as a performance measure for 2010. Because of the sensitivity of our earnings to changes in published industry containerboard pricing and the difficulty in predicting those containerboard price changes over the next year, the annual operating plan’s earnings per share target is adjusted to take into account the difference between actual industry-wide containerboard price changes reported by industry publications (and the timing of any changes) and plan assumptions. Excluding the impact of additional tax credits and plant closure charges, a 2010 annual operating plan target of $1.40 was originally established, and as adjusted for such pricing and timing differences, the 2010 annual operating plan’s earnings per share target was $1.51.

The committee also determines the competitive group and measure(s) for which performance will be compared. The competitive group is intended to include only direct competitors in our industry and, accordingly, is not intended to be the same as our compensation peer group described above under “— Comparative Assessments.” As in 2009, the competitive group was the containerboard divisions or segments of Boise, Inc., International Paper Company, Rock-Tenn Company, Smurfit Stone Container Corporation, and Temple Inland, Inc. These companies were selected because they are primarily domestic integrated paper and packaging companies who, similar to us, produce and sell containerboard and corrugated products and report results to the public. Also, as in 2009 and prior years, profit margins, which are expressed as various earnings measures as a percentage of sales revenue, served as the 2010 performance measures. The earnings measures considered in calculating margins were earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization (EBITDA) in order to compare performance while taking into account differences between the competitors that may affect comparability. The goal was to exceed the average margins of the competitive group. As these are comparative measures, numerical targets are not set at the beginning of the year, and our performance for the year was compared to that of the competitive group after the end of the year, based on actual performance.

Specific weights are not assigned to each measure, but in a given year, some measures may be deemed more important than others depending on specific circumstances and business conditions for that year.

The plan gives the committee discretion to provide special awards to named executive officers in recognition of their accomplishments of longer-term objectives or other significant individual achievements. Special awards may not exceed 100% of the base salary of the named executive officer receiving a special award.

At the end of each year, our executive chairman prepares and presents to the committee a recommended individual award for each of the named executive officers, including himself. In making the recommendation, an analysis of the factors described above is completed, provided and discussed with the committee. The committee has the sole authority to determine the awards to named executive officers under the plan, and, in practice, determines the award in executive session without management present. If the analyses or other information provided to the committee in making a compensation decision is determined to be incorrect or requires a material adjustment, the committee may consider that adjustment when making the next year’s award or, at their discretion, may attempt to recover all or a portion of any awards made. We intend to adopt a clawback policy that meets the requirements of the Dodd-Frank Act, once applicable rules are enacted.

In addition to comparing awards to approved target levels, the committee also normally compares its recommended current year awards with prior year awards as part of its determination to ensure that awards are appropriate and consistent. Because of retirements, promotions, position changes and succession-related award target changes during 2009 and 2010, direct year-over-year comparisons for individual officers were more difficult than in prior years. The committee considered that a 15% increase in aggregate awards for the five highest paid executive officers in 2010 compared to 2009 was appropriate.1

Incentive payments for 2010 to the named executive officers averaged 121% of the 2010 target awards, which are included in the “Grant of Plan Based Awards” table following this Compensation Discussion and Analysis. In determining these awards, the committee primarily considered the following factors:

•	Excluding the net benefit of additional alternative energy credits, asset disposal charges and facility closure costs, we achieved earnings of $1.62 per share in 2010. This represented the highest level of earnings per share, excluding special items, in company history and demonstrated a high level of affordability for annual incentive awards. The special items described above contributed an additional $0.38 to our diluted earnings per share for the year, which the committee did not include for purposes of determining incentive awards.

•	Excluding special items, the company’s earnings exceeded both the original annual operating plan target of $1.40 and the target as adjusted for pricing and timing differences of $1.51, due in large part to PCA achieving higher-than-expected volume.

•	Our margins again exceeded the average containerboard segment margins reported by the competitive group described above, with PCA exceeding all of the competitors on EBITDA margins.

Mr. Stecko’s award was prorated based on his service in his two positions during the year. The committee awarded a full-year award to Mr. Kowlzan based on his chief executive officer target for the year. In doing so, the committee considered that Mr. Kowlzan did not receive at his time of promotion any sign-on bonus or other incremental benefits that are often awarded to newly hired or promoted chief executive officers.

Superior individual accomplishments were addressed through special awards under the plan. The committee authorized a 2010 special award of $400,000 to Mr. Stecko, attributable to the success in the company’s management transition and the company’s progress in its strategic and energy initiatives.

Long Term Equity Incentive Plan

Named executive officers have the opportunity to receive equity awards under our Long-Term Equity Incentive Plan. The purpose of the plan is to promote our long-term growth and profitability by aligning the interests of our executive officers with the interests of our stockholders and by attracting, retaining and rewarding the best available persons for positions of responsibility. Our awards of restricted stock with four-year cliff vesting as the primary component of equity compensation serve an important employee retention incentive and emphasize long-term performance. We also believe that awarding restricted stock lowers the

1 The percentage increase is calculated by comparing the total incentive awards paid to Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton for 2010 against the total incentive awards paid to Mr. Stecko, William J. Sweeney (former Executive Vice President, Corrugated Products who retired during 2009), Mr. Kowlzan, Mr. West and Mr. Hassfurther for 2009.

potential impact of dilution to shareholders, when compared to stock options or other forms of awards, which is another important consideration in our decision to award restricted stock. In each of the last three years (in which restricted stock served as the only form of award), we have awarded less than 0.6% of our outstanding shares as equity awards.

As a matter of practice, the committee considers granting equity awards once per year, unless special circumstances dictate otherwise. Awards are made to the named executive officers on the same date as other plan participants. For the past eight years, the grant date has been between June 12th and July 2nd of each year. We have chosen to pay cash incentive awards at the beginning of the year, and to make equity grants near mid-year. This gives us an opportunity to discuss with the named executive officers and other key managers their compensation and performance twice per year, instead of once per year, which reinforces our philosophy to them that our compensation plans are based on pay-for-performance.

The committee establishes the grant date values of the equity awards (which are disclosed in the “Grants of Plan Based Awards” table following this Compensation Discussion and Analysis) by considering prior year awards and the comparative data in the compensation survey described above. For all comparative positions (CEO, Executive VP-Corrugated, CFO and SVP-Sales and Marketing), the aggregate grant date value of our 2010 annual equity awards was approximately 41% higher than 20092. Several factors drove this increase. First, our comparative assessment revealed that our long-term equity compensation was significantly below the median of our peer group at nearly every position. Second, the grant date value of our 2009 awards was relatively low due to our stock price. On the date of our 2009 equity awards, in large part due to adverse economic conditions, our stock price was $15.50, compared to $22.12 on the date of the awards in 2010, a 43% increase from 2009. Although the committee recognized in 2009 that the value of our equity awards had generally been lower than the competitive median, it declined to issue significantly more shares to our executives to achieve a higher grant date value because of the lower stock price. Finally, the awards made to Mr. Hassfurther and Mr. West recognized their overall compensation increases approved at mid-year.

As described under “— Management Succession” above, the committee also approved special succession and retention-related awards during 2010 and early in 2011. Mr. Stecko was awarded 125,000 restricted shares with three-year cliff vesting on July 1, 2010, which was the onset of his three-year agreement to serve as executive chairman. The award was made to provide a financial incentive for Mr. Stecko to serve for the entire term of the agreement and because he is not expected to receive future equity awards. To ensure the retention of Mr. Kowlzan and Mr. Hassfurther, in February 2011, the committee awarded each of them 100,000 shares of restricted stock, which will vest in three equal installments on the first three anniversaries of the date of the award. These awards were considered special in nature and not considered part of our ordinary annual equity awards. Mr. Kowlzan and Mr. Hassfurther are expected to receive future annual equity awards as determined appropriate by the committee.

While we have no formal guidelines for ownership of our common stock, restricted stock awarded in connection with our ordinary annual equity awards does not vest until four years after the grant date. This has been a factor in each of the named executive officers having a significant and meaningful ownership interest in our company. Including unvested restricted stock, no named executive officer held less than 50,000 shares of our common stock as of March 11, 2011, with Mr. West holding more than 150,000 shares, Mr. Hassfurther holding more than 250,000 shares, Mr. Kowlzan holding more than 340,000 shares and Mr. Stecko holding more than 480,000 shares.

2 The aggregate percentage increase is obtained by comparing Mr. Kowlzan’s 2010 award with his predecessor, Mr. Stecko’s 2009 award; Mr. Hassfurther’s 2010 award with his predecessor, William J. Sweeney’s 2009 award; Mr. West’s 2010 award with his 2009 award; and Mr. Walton’s 2010 award with his predecessor, Mr. Hassfurther’s, 2009 award, excluding the award made to him on his 2009 promotion. Mr. Calhoun was not a named executive officer in 2009 and Mr. Kowlzan’s former position was filled in 2011.

Defined Benefit Retirement Plans

Effective May 1, 2004, we adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the named executive officers who previously had participated in the pension plan of our former parent company, Pactiv Corporation. During the period from April 12, 1999, when we became a stand-alone company, through April 30, 2004, PCA eligible salaried employees, including the named executive officers, were allowed to continue to participate in the Pactiv pension plans and, except for Mr. Stecko, Pactiv’s supplemental executive retirement plan, for an agreed upon fee paid by us to Pactiv. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv pension plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv pension plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv pension plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for our salaried employees and retirees were retained by the Pactiv pension plan. In connection with a change of control of Pactiv, in November 2010, Pactiv terminated its supplemental executive retirement plan and paid a lump-sum benefit to participants, including our named executive officers (other than Mr. Stecko, who did not participate in that plan).

In addition to the PCA Pension Plan, all named executive officers, except for Mr. Stecko, participate in a PCA supplemental executive retirement plan (the “SERP”). Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned under the Pactiv pension plan. Mr. Stecko no longer participates in a SERP and receives a deferred compensation benefit of $17,000 per month ($204,000 annually).

Defined Contribution Plan

We offer a defined contribution 401(k) plan to our salaried employees, including the named executive officers. The plan permits employees to contribute between 1% to 50% of their base salary on a pre-tax basis. Participants may direct their contributions to be allocated in ten different investment funds, including the PCA Common Stock Fund. We provide a company matching contribution on the first 8% of pay contributed by each participant equal to 80% on the first 4% contributed and 50% on the next 4% contributed. The matching contribution is invested entirely in the PCA Common Stock Fund. Participant account balances are payable upon the earliest of death, total disability, termination of employment or retirement.

Section 402(g) of the Internal Revenue Code limits the amount of pre-tax contributions that our participants may contribute to the defined contribution 401(k) plan. If a participant reaches the 402(g) limit before the end of the calendar year, pre-tax employee contributions and the related company matching contributions are suspended for the remainder of the year. For certain highly compensated salaried employees, including the named executive officers, we provide an extended match program under which the equivalent amount of the suspended company matching contribution is paid directly to the employee in the form of supplemental, taxable compensation.

Deferred Compensation Plan

We provide a voluntary deferred compensation plan for eligible executive officers, including the named executive officers. This plan allows those eligible employees the opportunity to defer all or a portion of their annual cash incentive award. Instead of providing a SERP benefit to Mr. Stecko, we contribute $17,000 per month to his deferred compensation plan.

Under the terms of the deferred compensation plan, the value of incentive award payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay any income and employment taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by our Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Perquisites

We provide named executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Currently, the perquisites include an annual lump sum cash perquisite allowance for all named executive officers plus payment of certain club membership dues, and legal, tax and financial planning assistance for certain named executive officers. The committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Welfare Benefits

The named executive officers are offered health coverage, life and disability insurance under the same programs as all other salaried employees.

Potential Payments Upon Termination or Change In Control

Changes in employment status such as termination, death or disability, change in control or retirement can trigger a benefit or accelerate a benefit for our salaried employees, including the named executive officers. These payments are described below. Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. However, the committee will consider post-retirement or post-termination arrangements for named executive officers on a case-by-case basis.

Payments Made Upon Termination

In general, when a named executive officer terminates employment with us, other than a termination for cause, the named executive officer is entitled to receive the amounts they have earned during the term of their employment and any benefits allowed as part of our compensation plans. These amounts that they will receive include the following:

•	vested stock options remain exercisable for up to 90 days after the date of termination;

•	amounts contributed under the defined contribution plan and the deferred compensation plan;

•	continuation of health benefits for those named executive officers eligible for retirement under the retiree medical plan from our former parent company’s plan;

•	unused vacation pay; and

•	amounts accrued and vested under the defined benefit retirement plans and the SERP for those named executive officers who have reached the eligible retirement age.

In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause before the expiration of his three-year employment agreement, a pro-rata portion of the 125,000 restricted shares awarded to him in 2010 will vest based on his length of service through termination. Mr. Stecko has provided six months of service through December 31, 2010 of the 36-month term of the agreement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the items identified above, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. Under our equity incentive plan, upon death or disability, generally all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options.

Payments Made Upon a Change In Control

There are no employment agreements for any named executive officers, nor are we contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, in addition to the items identified above, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests.

Severance Benefits

We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Any severance payments made to our named executive officers would be considered on a case-by-case basis and any payment of severance that might be deemed appropriate would require approval of the committee and our board of directors.

Tax Implications

The committee has considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, which generally limits the annual tax deductibility of compensation paid to each named executive officer to $1 million. During the year, the board and stockholders approved the PCA Performance Incentive Plan, which is designed to enable tax deductibility of future incentive awards under the plan. To the extent possible, the committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are appropriate to ensure that our named executive officers receive total compensation that is competitive with our peer group, reflects superior performance or otherwise achieves our compensation objectives.

Trading in Our Stock

We have a policy, which prohibits our directors and executive officers from participating in short-swing trading, short selling or entering into any derivative securities related to their ownership of our common stock. All transactions in PCA common stock by our directors and executive officers must be pre-cleared by our chief executive officer and our general counsel to ensure compliance with applicable securities laws.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James D. Woodrum, Chair
Samuel M. Mencoff
Roger B. Porter
Thomas S. Souleles

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Summary Compensation Table

					Change in
					Pension
					Value &
				Non-Equity	Nonqualified
				Incentive	Deferred
			Stock	Plan	Compensation	All Other
Name and		Salary	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Mark W. Kowlzan	2010	634,656	1,548,400	1,175,000	294,762	68,469	3,721,287
Chief Executive Officer(5)	2009	409,301	527,000	775,000	134,901	51,140	1,897,342
	2008	397,380	615,597	440,000	137,295	56,465	1,646,737
Paul T. Stecko	2010	936,480	3,755,400	1,504,000	61,897	384,977	6,642,754
Executive Chairman and Former	2009	922,946	1,123,750	1,707,000	2,258,427	306,280	6,318,403
Chief Executive Officer(6)	2008	896,064	1,319,136	1,760,000	1,364,542	169,769	5,509,511
Thomas A. Hassfurther	2010	574,410	1,106,000	760,000	347,037	89,028	2,876,475
Executive Vice President —	2009	384,163	638,000	370,000	171,470	70,410	1,634,043
Corrugated Products	2008	338,592	505,669	300,000	171,958	86,801	1,403,020
Richard B. West	2010	452,010	752,080	540,000	230,381	58,668	2,033,139
Senior Vice President and	2009	404,011	527,000	420,000	157,170	50,659	1,558,840
Chief Financial Officer	2008	392,244	615,597	430,000	161,139	55,779	1,654,759
Thomas W.H. Walton	2010	309,000	387,100	310,000	130,364	59,552	1,196,016
Senior Vice President — Sales	2009	250,559	316,375	185,000	66,214	43,021	861,169
and Marketing, Corrugated Products(7)
Stephen T. Calhoun	2010	233,484	201,292	134,000	87,551	32,283	688,610
Vice President — Human Resources(8)

(1)	The dollar amounts shown for stock awards reflect the grant date fair value of the award. The fair values of each grant are determined using the closing market price of our common stock on the dates of the grants. The closing market prices as shown on the NYSE on the date of grant were as follows:

PCA Common Stock
Date of Grant	Closing Price

July 2, 2008	$21.14
June 29, 2009	15.50
September 30, 2009	20.40
June 28, 2010	22.12
July 1, 2010	22.08

In 2009, the annual equity award was made to the named executive officers on June 29, 2009. On September 30, 2009, Mr. Hassfurther and Mr. Walton each received an additional award of 10,000 shares in connection with their promotions to their current positions.

In 2010, the annual equity award was made to the named executive officers on June 28, 2010. On July 1, 2010, Mr. Stecko received an award of 125,000 shares in connection with his three-year employment agreement to serve as executive chairman.

(2)	Incentive awards for 2010 to the named executive officers averaged 121% of the target awards under our Executive Incentive Compensation Plan. The 2010 target award and the actual awards are summarized in the following table:

	Target	Actual	Target vs
	Award	Award	Actual Percent

Mark W. Kowlzan	$975,000	$1,175,000	121%
Paul T. Stecko	887,500	1,104,000	124%
Thomas A. Hassfurther	625,000	760,000	122%
Richard B. West	450,000	540,000	120%
Thomas W.H. Walton	280,000	310,000	111%
Stephen T. Calhoun	110,000	134,000	122%
Total	3,327,500	4,023,000	121%

Mr. Stecko’s award was prorated for the year based on service as six months as Chief Executive Officer and six months as Executive Chairman. His award as Chief Executive Officer for the first half of the year was $624,000, or 128% of his target of $975,000 prorated for length of service. His award as Executive Chairman was $480,000, or 120% of his target of $800,000, prorated for length of service.

In addition to the amount disclosed above Mr. Stecko also received a special award of $400,000 as described in “Compensation Discussion and Analysis.”

(3)	For further information regarding our pension plans and benefits, please see “Pension Benefits as of December 31, 2010” below.

2010 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West, Mr. Walton and Mr. Calhoun: (a) the changes in value of the PCA Pension Plan of $56,478, $48,077, $66,850, $63,321, $63,454 and $54,206 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $238,284, $0, $280,187, $167,060, $66,910 and $28,005 respectively. Mr. Stecko and Mr. Calhoun received in-service distributions under the Pactiv pension plan of $13,820 and $5,340 respectively, for benefits earned for services to PCA between April 12, 1999 and April 30, 2004. All of our named executive officers, other than Mr. Stecko, received a distribution in 2010 in connection with the termination of the Pactiv Supplemental Executive Retirement Plan, as set forth in the “Pension Benefits as of December 31, 2010” table.

2009 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther, Mr. West and Mr. Walton: (a) the changes in value of the PCA Pension Plan of $37,633, $40,410, $45,538, $44,356 and $41,015 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $97,268, $2,215,707, $125,932, $112,814 and $25,199 respectively. Mr. Stecko received an in-service distribution from the Pactiv pension plan of $2,310 for benefits earned for services to PCA between April 12, 1999 and April 30, 2004. Mr. Stecko’s SERP was terminated and fully paid out during 2009.

2008 amounts include the following for Mr. Kowlzan, Mr. Stecko, Mr. Hassfurther and Mr. West: (a) the changes in value of the PCA Pension Plan of $33,675, $42,219, $39,094 and $39,602 respectively; and (b) the changes in value of the Supplemental Executive Retirement Plan of $103,620, $1,322,323, $132,864 and $121,537, respectively.

(4)	“All Other Compensation” is broken down as follows:

				Company
				Contribution	Supplemental
			Company	to Non-	Taxable			Legal,
		Cash	Contributions	Qualified	Compensation			Tax &
		Perquisite	to 401(k)	Deferred	for Company		Club	Financial	Tax
	Year	Allowance	Plan	Comp. Plan	Matching	Gifts	Memberships	Planning	Gross-Up

Mark W. Kowlzan	2010	$35,000	$14,316	—	$18,686	$100	$325	—	$42
	2009	29,750	14,377	—	6,171	100	700	—	42
	2008	35,000	13,420	—	7,244	50	730	—	21
Paul T. Stecko	2010	70,000	14,370	$204,000	33,624	100	—	$36,511	26,372
	2009	59,500	14,464	153,000	32,132	1,162	350	25,151	20,521
	2008	70,000	13,387	—	33,209	530	300	29,349	22,994
Thomas A. Hassfurther	2010	35,000	14,420	—	15,450	100	24,016	—	42
	2009	25,500	14,337	—	5,110	100	25,321	—	42
	2008	30,000	13,353	—	4,254	50	39,123	—	21
Richard B. West	2010	35,000	14,426	—	9,080	100	—	—	62
	2009	29,750	14,334	—	6,063	100	350	—	62
	2008	35,000	13,389	—	7,009	50	300	—	31
Thomas W.H. Walton	2010	30,000	14,356	—	1,713	200	13,200	—	83
	2009	17,000	13,029	—	—	100	12,850	—	42
Stephen T. Calhoun	2010	20,000	12,141	—	—	100	—	—	42

The methodology for calculating the aggregate incremental cost for cash perquisite allowances and payments for club membership dues for Mr. Kowlzan, Mr. Hassfurther , Mr. West and Mr. Walton is the actual amounts paid without any tax gross-up. Items received as gifts, club membership payments for Mr. Stecko and Mr. Stecko’s legal, tax, and financial planning amounts include an income tax and employment tax gross-up adjustment. Beginning in 2011, no further tax gross-up adjustments will be made.

(5)	Mr. Kowlzan was promoted to his current position of Chief Executive Officer on July 1, 2010. Mr. Kowlzan previously served as PCA’s Senior Vice President, Containerboard through such date, including the entire years of 2008 and 2009, and was a named executive officer during those years. Mr. Kowlzan’s base salary was increased from $410,000 to $860,000 and his target incentive award was $975,000.

(6)	Mr. Stecko served as Chairman and Chief Executive Officer through July 1, 2010 and as Executive Chairman for the remainder of the year. He was PCA’s Chairman and Chief Executive Officer for the entire years of 2008 and 2009. In his new position, his base salary was unchanged and his target incentive award was $800,000. He received a restricted stock award of 125,000 shares at onset of his employment agreement and is not expected to receive future equity awards.

(7)	Mr. Walton first became an executive officer in 2009 and was not a named executive officer in 2008.

(8)	Mr. Calhoun was not a named executive officer in 2008 or 2009.

Grants of Plan Based Awards for 2010

						All Other
						Stock
			Estimated Possible Payouts			Awards:
			Under Non-Equity Incentive			Number of	Grant Date
			Plan Awards(1)			Shares	Fair Value
	Grant	Action	Threshold	Target	Maximum	of Stock	of Stock
Name	Date	Date	($)	($)	($)	or Units (#)(2)	Awards(3)

Mark W. Kowlzan	6/28/2010	6/28/2010				70,000	$1,548,400
			$0	$975,000	$1,950,000
Paul T. Stecko	6/28/2010	6/28/2010				45,000	995,400
	7/01/2010	6/28/2010				125,000	2,760,000
			0	887,500	1,775,000
Thomas A. Hassfurther	6/28/2010	6/28/2010				50,000	1,106,000
			0	625,000	1,250,000
Richard B. West	6/28/2010	6/28/2010				34,000	752,080
			0	450,000	900,000
Thomas W.H. Walton	6/28/2010	6/28/2010				17,500	387,100
			0	280,000	560,000
Stephen T. Calhoun	6/28/2010	6/28/2010				9,100	201,292
			0	110,000	220,000

(1)	The amounts shown under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” reflect the 2010 target and maximum awards for each named executive officer under our annual cash executive incentive compensation plan, described in “Compensation Discussion and Analysis-Executive Incentive Compensation Plan.” The 2010 awards have been paid to the named executive officers and are reported as non-equity incentive compensation in the Summary Compensation Table. Mr. Stecko’s target award is prorated based on six months served as Chief Executive Officer and six months served as Executive Chairman.

(2)	Restricted stock may be voted by the holder and holders receive dividends on the same basis as holders of outstanding common stock. Except for the 125,000 shares awarded to Mr. Stecko on July 1, 2010, the shares may not be sold or transferred until four years after the date of the award as long as the holder remains employed by us. The shares awarded to Mr. Stecko on July 1, 2010 may not be sold or transferred until three years after the date of the award as long as he remains employed by us.

(3)	The grant date fair value of restricted stock is determined based on the closing price of our common stock on the grant date. On June 28, 2010, the grant date for the annual award, the closing price of PCA common stock on the New York Stock Exchange was $22.12. On July 1, 2010, the grant date for the award to Mr. Stecko under his employment agreement, the closing price was $22.08.

Employment Agreement

On June 28, 2010, we entered into a three-year employment agreement with Mr. Stecko, which took effect on July 1, 2010. Pursuant to the employment agreement, Mr. Stecko serves as our executive chairman and remains an executive officer of PCA for a period of three years commencing on July 1, 2010. Mr. Stecko’s base salary is $950,000 and annual target incentive award is $800,000. Pursuant to the agreement, the committee awarded him 125,000 shares of restricted stock on July 1, 2010, all of which will vest in three years. The restricted stock will vest in full upon Mr. Stecko’s death or disability or a change in control of the company. The agreement is terminable by either party at any time without cause. If we terminate the agreement without cause, a pro-rata portion of the restricted stock (based on his length of service through such termination) will vest. Mr. Stecko continues to participate in the deferred compensation plan and other PCA health and benefit plans on the same basis as he currently participates.

Outstanding Equity Awards Held by the Named Executive Officers at December 31, 2010

	Option Awards(1)				Stock Awards(2)
	Number of			Number	Value of
	Securities			of Shares,	Shares or
	Underlying	Option		or Units	Units of
	Unexercised	Exercise	Option	of Stock	Stock That
	Options (#)	Price	Expiration	That Have	Have Not
Name	Exercisable	($)	Date	Not Vested	Vested(3)

Mark W. Kowlzan	7,000	$15.50	6/18/2011	150,120	$3,879,101
	25,000	$19.55	6/12/2012
	16,800	$18.36	6/20/2013
	13,000	$23.90	6/30/2014
	15,500	$21.27	6/29/2012
	17,500	$20.96	6/20/2013
	11,000	$25.82	6/20/2014
Paul T. Stecko	100,000	$19.55	6/12/2012	339,900	8,783,016
	66,500	$18.36	6/20/2013
	50,000	$23.90	6/30/2014
	37,000	$21.27	6/29/2012
	37,500	$20.96	6/20/2013
	24,000	$25.82	6/20/2014
Thomas A. Hassfurther	19,000	$15.50	6/18/2011	126,920	3,279,613
	18,000	$19.55	6/12/2012
	12,600	$18.36	6/20/2013
	10,500	$23.90	6/30/2014
	13,000	$21.27	6/29/2012
	15,000	$20.96	6/20/2013
	10,000	$25.82	6/20/2014
Richard B. West	24,000	$15.50	6/18/2011	113,620	2,935,941
	21,000	$19.55	6/12/2012
	16,800	$18.36	6/20/2013
	13,000	$23.90	6/30/2014
	15,500	$21.27	6/29/2012
	17,500	$20.96	6/20/2013
	10,500	$25.82	6/20/2014
Thomas W.H. Walton	16,000	$18.36	6/20/2013	45,175	1,167,322
	16,000	$23.90	6/30/2014
	7,000	$21.27	6/29/2012
	5,500	$20.96	6/20/2013
	4,225	$25.82	6/20/2014
Stephen T. Calhoun	5,500	$19.55	6/12/2012	32,300	834,632
	9,800	$18.36	6/20/2013
	8,000	$23.90	6/30/2014
	6,800	$21.27	6/29/2012
	6,800	$20.96	6/20/2013
	4,000	$25.82	6/20/2014

(1)	Options granted prior to 2005 vested in four equal annual installments and expire on the tenth anniversary of the date of grant. Options granted in 2005 and after vested in three equal annual installments and expire on the seventh anniversary of the date of grant. All options shown in the table are exercisable.

(2)	The following table shows the year in which the restricted stock held by the named executive officers will vest:

Name	2011	2012	2013	2014

Mark W. Kowlzan	17,000	29,120	34,000	70,000
Paul T. Stecko	35,000	62,400	197,500	45,000
Thomas A. Hassfurther	15,000	23,920	38,000	50,000
Richard B. West	16,500	29,120	34,000	34,000
Thomas W.H. Walton	4,225	6,200	17,250	17,500
Stephen T. Calhoun	6,300	7,800	9,100	9,100

(3)	The closing market price of our common stock on December 31, 2010 was $25.84 per share.

2010 Option Exercises and Stock Vested Table

Unless otherwise indicated, all restricted stock shown below vested on June 20, 2010, which was not a business day; on the immediately following business day, the closing market price of PCA common stock was $23.51.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value Realized on
	Exercise (#)	Exercise($)	Vesting (#)		Vesting ($)

Mark W. Kowlzan			17,500		$411,425
Paul T. Stecko			37,500		881,625
Thomas A. Hassfurther	20,000	251,118	15,000		352,650
Richard B. West			17,500		411,425
Thomas W.H. Walton			5,500	(1)	128,055
Stephen T. Calhoun	5,500	48,383	6,800		159,868

(1)	1,000 shares vested on February 1, 2010, on which date the closing market price of PCA common stock was $22.26.

Pension Benefits as of December 31, 2010

		Number of Years	Present Value	Payments During
		Credited Service	of Accumulated	Last Fiscal
Name	Plan Name(1)	(#)	Benefit ($)(2)	Year ($)(3)(4)

Mark W. Kowlzan	Plan 1	11.71	$359,072	$—
	Plan 2	11.71	627,220	257,309
Paul T. Stecko	Plan 1	11.71	445,575	13,820
Thomas A. Hassfurther	Plan 1	11.71	510,588	—
	Plan 2	11.71	768,101	240,687
Richard B. West	Plan 1	11.71	414,309	—
	Plan 2	11.71	620,671	371,351
Thomas W.H. Walton	Plan 1	11.71	383,758	—
	Plan 2	11.71	145,213	60,759
Stephen T. Calhoun	Plan 1	11.71	509,691	5,340
	Plan 2	11.71	135,177	149,156

(1)	Plan 1 reflects the Pactiv pension plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Pension Plan for Eligible Grandfathered Salaried Employees (May 1, 2004 — December 31, 2010) (the “PCA Pension Plan”). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2010. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2010.

Plan 2 reflects the Pactiv supplemental executive retirement plan (April 12, 1999 — April 30, 2004) and its successor plan, the PCA Supplemental Executive Retirement Plan (“SERP”) (May 1, 2004 — December 31, 2010). Number of Years of Credited Service is the years of service earned under both plans from April 12, 1999 to December 31, 2010. The Present Value of Accumulated Benefits represents the present value of benefits that have been earned under both plans from April 12, 1999 to December 31, 2010.

PCA salaried employees, including the named executive officers, who have earned benefits under the Pactiv pension plan may elect to begin receiving benefits from the Pactiv pension plan upon attainment of age 65, while still actively employed by PCA. Upon attainment of age 65, Mr. Stecko and Mr. Calhoun elected to begin receiving in-service distributions from the Pactiv pension plan. The benefits included in the table represent benefits earned under the Pactiv pension plan from April 12, 1999 to April 30, 2004 for services rendered to PCA.

The PCA Pension Plan provides for normal retirement at age 65 with full retirement benefits and early retirement at age 55 and 10 years of eligibility service with reduced retirement benefits. The reduction in retirement benefits by retirement age is as follows:

Retirement Age	Reduction in Benefits (%)

62, 63 or 64	No reduction
61	3
60	6
59	12
58	18
57	24
56	30
55	36

The formula used for computing monthly benefit payments at normal retirement age is as follows: 55% of average career base compensation earned since January 1, 2000 multiplied by years of credited service (up to a maximum of 35) divided by 35 less the monthly normal retirement benefit earned under the Pactiv pension plan.

The normal form of payment for married participants is a 50% joint and survivor annuity and for single participants is a single life annuity. Other optional forms of payment include: ten-year certain annuity, 75% and 100% joint and survivor annuity. The optional forms of payment are designed to be actuarially equivalent to the normal forms of payment.

The PCA SERP provides additional pension benefits to our eligible executive officers, including the named executive officers, except for Mr. Stecko. The benefits under the SERP are determined using the same formula as the PCA Pension Plan but in addition to career base compensation, the SERP includes executive incentive plan awards as well as any career base compensation earned in excess of the annual compensation limits imposed under Section 401(a)(17) of the Internal Revenue Code. Benefits earned under the SERP are reduced by any benefits paid from the PCA Pension Plan and any prior benefits under Pactiv’s qualified pension plan and non-qualified SERP.

(2)	The present value of accumulated benefits reported for the named executive officers are for benefits earned from April 12, 1999 through December 31, 2010. The Number of Years of Credited Service reflects employment of the named executive officers by PCA since April 12, 1999. The years of service attributable to each named executive officer while employed by PCA is 11.71 years.

The present value of accumulated benefits are based upon interest rate and mortality rate assumptions consistent with those used in our December 31, 2010 financial statements.

We calculated the present values shown in the Pension Benefits Table using: (i) a 5.50% discount rate, the same discount rate we use for FAS 87 calculations for financial reporting purposes; and (ii) the plan’s unreduced early normal retirement age of 62. The present values shown in the table reflect postretirement mortality, based on the FAS 87 assumption (the 2011 Static Mortality Table for Annuitants and Non-Annuitants Per Section 1.430(h)(3)-1(e)) but do not include a factor for preretirement termination, mortality, or disability.

(3)	This amount represents an in-service distribution with respect to benefits earned between April 12, 1999 and April 30, 2004 under the Pactiv pension plan for services rendered to PCA. Total in-service distributions received by Mr. Stecko and Mr. Calhoun from the Pactiv pension plan in 2010 were $25,784 and $15,064, respectively, which represents benefits earned before April 30, 2004.

(4)	In 2010, in connection with a change of control of Pactiv, the Pactiv Supplemental Executive Retirement Plan was terminated and the present value of benefits earned was distributed in December 2010 to participants, including PCA named executive officers other than Mr. Stecko, who did not participate in the plan. The portion of this distribution attributable to service to PCA earned from April 12, 1999 to April 30, 2004 for Mr. Kowlzan, Mr. Hassfurther, Mr. West, Mr. Walton and Mr. Calhoun was $257,309, $240,687, $371,351, $60,759 and $149,156, respectively. The total amount of the distributions (including attributable to services prior to April 12, 1999) was $286,310, $584,379, $408,465, $167,728 and $149,156 respectively.

2010 Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Aggregate Balance
	in Last	in Last	in Last	Withdrawals/	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)	($)	($)(1)	($)	($)

Mark W. Kowlzan	—	—	—	—	—
Paul T. Stecko	—	$204,000	$15,514	—	$587,016
Thomas A. Hassfurther	—	—	19,004	—	603,738
Richard B. West	—	—	6,711	—	213,214
Thomas W.H. Walton	—	—	—	—	—
Stephen T. Calhoun	—	—	—	—	—

(1)	Earnings on deferred compensation are not included in “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because the earnings are not considered above-market or at a preferential rate of earnings.

Description of Deferred Compensation Plan

The deferred compensation plan provides eligible executives, including the named executive officers, the opportunity to defer all or a portion of their annual cash incentive awards under the executive incentive compensation plan. Participants have the option of investing their deferred incentive awards among four distinct notional investment options in 1% increments, which include: (i) The JPMorgan Chase Prime Rate; (ii) The Fidelity Growth Company (large cap growth); (iii) PIMCO Total Return (intermediate to long term bond); and (iv) Barclays Equity Index (S&P 500 index).

The JPMorgan Chase Prime Rate option is credited with prime rate as reported by the JPMorgan Chase Bank as of the first day of each calendar month. The notional returns for the Fidelity Growth Company and PIMCO Total Return, which are investment options also offered in PCA’s defined contribution 401(k) plan, are based on the same daily net asset values computed under the 401(k) plan. In addition, the equivalent of any dividends or capital gains payments made by the Fidelity Growth Company or the PIMCO Total Return options are also factored into the respective notional returns calculated for these two investment options. The notional returns for the Barclays Equity Index are based on daily net asset value information provided directly from Barclays.

The rates of return for the deferred compensation investment options were as follows for 2010:

Fund Name	Annual Return%

Barclays Equity Index	15.22
The Fidelity Growth Company	20.55
PIMCO Total Return	8.56
The JPMorgan Chase Prime Rate	3.25

Participants may elect to change the allocation of their notional investments on any business day.

Under the terms of the deferred compensation plan, the value of incentive payments deferred are typically paid upon the earlier of termination, retirement or death. However, at the time of the annual deferral election, participants may designate an alternate payment date provided that it is no earlier than one year from the date of deferral and no later than five years following the date of termination, retirement or death.

Participants may apply for a withdrawal of all or a portion of their deferred compensation account to meet severe financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The hardship application must be reviewed and approved by the PCA Benefits Administrative Committee and cannot exceed the amount necessary to alleviate such financial need.

Incremental Payments on Termination

Named executive officers are not entitled to receive any incremental benefits or accelerated benefits that are different in scope, terms or operation than what are generally available to our salaried employees who are eligible to participate in our various compensation plans. We have no contractual obligation to pay severance to any of our named executive officers in the event of a termination. Post-termination arrangements are considered on a case-by-case basis.

If a named executive officer terminates employment as a result of death or disability, then all restrictions on restricted stock will lapse and all non-qualified stock options will become fully vested and exercisable and remain so for a period of 180 days from the date of death or disability, but in no event after the expiration date of the options. If there is a change in control of our company, and any of our named executive officers is terminated within one year after such change in control, all non-qualified stock options will become fully vested and exercisable and remain so for a period of one year from the date of termination, but in no event may such exercise period extend beyond the expiration date of the options. In connection with a change in control, restricted stock immediately vests. In addition, Mr. Stecko’s employment agreement provides that if he is terminated by us without cause prior to the date of the full vesting of this July 2010 restricted stock award, a pro-rata portion of the 125,000 shares awarded to him pursuant to the agreement will vest based on his length of service through such termination. If Mr. Stecko was terminated without cause on December 31, 2010, restricted stock with a value of $538,333 would have vested, based on the closing market price of our common stock of $25.84 on the New York Stock Exchange on that date. Based on such market price, the value of unvested restricted stock held by each named executive officer on December 31, 2010 that would vest immediately upon a change of control was: Mr. Kowlzan, $3,879,101; Mr. Stecko, $8,783,016; Mr. Hassfurther, $3,279,613; Mr. West, $2,935,941; Mr. Walton, $1,167,322; and Mr. Calhoun, $834,632. No named executive officer held any unvested options on that date.

2010 Director Compensation Table(1)

	Fees Earned
	or Paid
	in Cash	Total
Name	($)	($)

Cheryl K. Beebe	132,500	132,500
Henry F. Frigon	113,500	113,500
Hasan Jameel	125,000	125,000
Samuel M. Mencoff	96,000	96,000
Roger B. Porter	149,500	149,500
Thomas S. Souleles(2)	57,000	57,000
James D. Woodrum	122,000	122,000

(1)	For service on the board, we do not compensate management. Effective February 17, 2010, the directors shown received an annual cash retainer of $50,000, $8,000 in cash per board meeting attended and $3,500 in cash per committee meeting attended. The chairs of the audit and compensation committees receive an annual $7,500 chairperson fee. Mr. Mencoff previously did not accept compensation for board service. Beginning May 11, 2010, Mr. Mencoff received the compensation described above.

(2)	Mr. Souleles joined the board on September 1, 2010.

The following table sets forth the aggregate number of options awards outstanding for each of the non-management directors at fiscal year end:

Name	Option Awards

Cheryl K. Beebe	—
Henry F. Frigon	7,000
Hasan Jameel	—
Samuel M. Mencoff	—
Roger B. Porter	3,500
Thomas S. Souleles	—
James D. Woodrum	—

OWNERSHIP OF OUR STOCK

The following table sets forth information regarding beneficial ownership of our common stock as of March 4, 2011:

•	each person or group known by us to own beneficially more than 5% or more of our outstanding common stock;

•	our current directors, nominees for director, our chief executive officer and the other named executive officers; and

•	all directors, nominees and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any shares of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Percentage ownership is based upon 102,586,480 shares outstanding on March 4, 2011.

	Number of	Percent of
Name of Beneficial Owner	Shares Held	Class

BlackRock, Inc.	7,078,149	6.9%
40 East 52nd Street New York, NY 10022(1)
Neuberger Berman Group LLC.	6,636,547	6.5
605 Third Avenue New York, NY 10158(2)
Iridian Asset Management LLC	5,986,430	5.8
276 Post Road West Westport, CT 06880-4704(3)
Ameriprise Financial, Inc.	5,543,104	5.4
145 Ameriprise Financial Center Minneapolis, MN, 55474(4)
Paul T. Stecko(5)	802,719	*
Mark W. Kowlzan(6)	450,364	*
Thomas A. Hassfurther(7)	359,197	*
Richard B. West(8)	257,890	*
Thomas W.H. Walton(9)	106,164	*
Stephen T. Calhoun(10)	110,936	*
Charles J. Carter(11)	1,522	*
Samuel M. Mencoff(12)	294,593	*
Cheryl K. Beebe	4,500	*
Henry F. Frigon(13)	7,000	*
Hasan Jameel	2,000	*
Roger B. Porter(14)	11,000	*
Thomas S. Souleles	4,000	*
James D. Woodrum	3,000	*
All directors and executive officers as a group (15) (14 persons)	2,414,885	2.3

*	Denotes ownership of less than one percent.

(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2011 by BlackRock, Inc., reporting sole voting power and sole dispositive power over 7,078,149 shares.

(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 by Neuberger Berman Group LLC and Neuberger Berman LLC. Each reported shared voting power over 3,730,454 shares and shared dispositive power over 6,636,547 shares.

(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2011 by Iridian Asset Management LLC, David L. Cohen and Harold J. Levy. Iridian Asset Management LLC and David L. Cohen reported shared voting power and shared dispositive power over 5,986,430 shares. Harold J. Levy reported sole voting power over 10,000 shares, sole dispositive power over 140,000 shares, shared voting power over 5,986,430 shares and shared dispositive power over 5,996,430 shares.

(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010 by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. Each reported shared voting power over 4,401,496 shares and shared dispositive power over 5,543,104 shares.

(5)	Includes 487,719 shares and 315,000 exercisable stock options. Included in the number of shares are 141,030 shares not subject to vesting conditions, 339,900 shares of restricted stock subject to forfeiture under certain conditions and 6,789 shares held in the 401(k) plan. The reported shares include 470,430 shares held in grantor retained annuity trusts of which Mr. Stecko is trustee and annuitant and his children are remaindermen. Mr. Stecko disclaims beneficial ownership of those shares held in trust except to the extent of his pecuniary interest therein.

(6)	Includes 351,564 shares and 98,800 exercisable stock options. Included in the number of shares are 94,593 shares not subject to vesting conditions, 250,120 shares of restricted stock subject to forfeiture under certain conditions and 6,851 shares held in the 401(k) plan.

(7)	Includes 261,097 shares and 98,100 exercisable stock options. Included in the number of shares are 27,512 shares not subject to vesting conditions, 226,920 shares of restricted stock subject to forfeiture under certain conditions and 6,665 shares held in the 401(k) plan.

(8)	Includes 163,590 shares and 94,300 exercisable stock options. Included in the number of shares are 43,096 shares not subject to vesting conditions, 113,620 shares of restricted stock subject to forfeiture under certain conditions and 6,874 shares held in the 401(k) plan.

(9)	Includes 57,439 shares and 48,725 exercisable stock options. Included in the number of shares are 8,080 shares not subject to vesting conditions, 45,175 shares of restricted stock subject to forfeiture under certain conditions and 4,184 shares held in the 401(k) plan.

(10)	Includes 70,036 shares and 40,900 exercisable stock options. Included in the number of shares are 32,330 shares not subject to vesting conditions, 32,300 shares of restricted stock subject to forfeiture under certain conditions and 5,406 shares held in the 401(k) plan.

(11)	Mr. Carter is PCA’s Vice President-Containerboard and was elected an executive officer in 2011. Includes no exercisable stock options, 1,400 shares of restricted stock subject to forfeiture under certain conditions and 122 shares held in the 401(k) plan.

(12)	Includes 226,006 shares owned by Mr. Mencoff, 61,338 held through Temple Hall Partners, LP, a family owned limited partnership, and 7,249 shared held by Madison Dearborn Partners, LLC. Mr. Mencoff is co-Chief Executive Officer of Madison Dearborn Partners, LLC and may be deemed to have a pecuniary interest in its shares. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Temple Hall Partners, LP and Madison Dearborn Partners, LLC except to the extent of his pecuniary interest therein.

(13)	Consists of 7,000 exercisable stock options.

(14)	Includes 7,500 shares and 3,500 exercisable stock options.

(15)	Includes 706,325 exercisable stock options, 1,009,435 shares of restricted stock subject to forfeiture under certain conditions and 36,891 shares held in the 401(k) plan.

TRANSACTIONS WITH RELATED PERSONS

Policy for Evaluating Related Person Transactions.

The board has adopted a written policy relating to the nominating and governance committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the board with respect to related person transactions and the committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the chairman of the committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the committee. In approving any related person transaction, the committee must determine that the transaction is fair and reasonable to PCA. The committee periodically reports on its activities to the board. The written policy relating to the committee’s review and approval of related person transactions is available on our website at www.packagingcorp.com under Investor Relations — Corporate Governance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with during 2010.

OTHER INFORMATION

Stockholder Proposals

Stockholder proposals for our 2012 Annual Meeting of Stockholders must be received at our principal executive offices by November 26, 2011, and must otherwise comply with the Securities and Exchange Commission’s rules to be considered for inclusion in our proxy materials relating to the meeting.

Recommendations for Board-Nominated Director Nominees

A stockholder may recommend persons as potential nominees to be elected to the board by submitting the names of such persons in writing to our corporate secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person’s willingness to serve, and the information that would be required to be furnished if the stockholder was directly nominating such person for election to the board (described below under “Procedure for Nominating Directors or Bringing Business Before the 2012 Annual Meeting”). To be nominated by the board for election, the nominee must meet the selection criteria as determined by the nominating and governance committee. The committee evaluates nominees recommended by stockholders in the same manner in which it evaluates other nominees. The selection criteria identifies desirable skills and experience for prospective board members, including those properly nominated by stockholders, and addresses the issues of diversity and background. The board selects potential new members using the criteria and priorities established from time to time. The composition, skills and needs of the board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the board.

Procedure for Nominating Directors or Bringing Business Before the 2012 Annual Meeting

A stockholder entitled to vote for the election of directors at an annual meeting and who is a stockholder of record on:

•	the record date for that annual meeting,

•	on the date the shareholder provides timely notice to us, and

•	on the date of the annual meeting

may directly nominate persons for director or bring business before the annual meeting by providing proper timely written notice to our corporate secretary.

A notice nominating a person for election as a director must include:

•	the name and address of the stockholder making the nomination and of the person to be nominated;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons, including stockholder associated persons, (naming such person or persons) pursuant to which the nomination is being made by the stockholder; and

•	the consent of the nominee to serve as our director if duly elected at the annual meeting by the stockholders.

For each matter other than director nominations that the stockholder proposes to bring before the annual meeting, the notice must include a brief description of the business to be discussed, the name and record address of the stockholder proposing such business, the class and number of our shares owned by the stockholder and any material interest of the stockholder in such business, and a description of all arrangements or understandings between or among the nominee and any other persons, including stockholder associated persons, in connection with the proposal of such business by such stockholder.

In all cases, the person making the nomination or proposing to bring business must also provide the following information in the notice, regarding itself and any stockholder associated person:

•	such other information regarding the nominee or the business proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission;

•	the nominee holder for and number of shares owned beneficially by such person;

•	all ownership interests, hedges, derivative and short positions, rights to vote any shares of any of our securities, and any other similar arrangements;

•	to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal of business or the nominee for election on the date of such stockholder’s notice; and

•	a representation that the stockholder giving the notice intends to appear in person or by proxy at the annual meeting to bring such business or to nominate the person before the meeting.

For purposes of the above, “stockholder associated person” means (1) any person acting in concert, directly or indirectly, with the stockholder providing a notice; and (2) any person controlling, controlled by or under common control with such stockholder or any other stockholder associated person.

Please be aware that these requirements are separate from, and in addition to, the requirements to have your proposal included in our proxy as described above under “Stockholder Proposals.” All information provided must be updated to speak as of the record date of the meeting no later than 10 days after the record date.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the annual meeting must be received at our principal executive offices no earlier than February 10,

2012 and no later than March 11, 2012. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or made public in a press release or in a filing with the Securities and Exchange Commission, whichever occurs first. This notice must be received by our corporate secretary personally or by registered mail and otherwise satisfy the procedures set forth in our bylaws.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to our bylaws.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Other Matters

As of the date of this proxy statement, the board of directors does not intend to present at the 2011 Annual Meeting of Stockholders any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of our board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Kent A. Pflederer
Vice President, General Counsel and Corporate
Secretary

March 25, 2011

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 4 and EVERY YEAR for Proposal 3.
+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 - Cheryl K. Beebe	☐	☐	02 - Henry F. Frigon	☐	☐	03 - Hasan Jameel	☐	☐

	04 - Mark W. Kowlzan	☐	☐	05 - Samuel M. Mencoff	☐	☐	06 - Roger B. Porter	☐	☐

	07 - Thomas S. Souleles	☐	☐	08 - Paul T. Stecko	☐	☐	09 - James D. Woodrum	☐	☐

		For	Against	Abstain		EVERY:	1 Yr	2 Yrs	3 Yrs	Abstain

2.	Proposal to approve our executive compensation	☐	☐	☐	3.	Proposal on frequency of the vote on executive compensation.	☐	☐	☐	☐

4.	Proposal to ratify appointment of Ernst & Young LLP as our auditors.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Packaging Corporation of America

1900 West Field Court
Lake Forest, IL 60045
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and KENT A. PFLEDERER as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 14, 2011, at the annual meeting of stockholders to be held on May 10, 2011 and at any and all adjournments thereof.
Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940-5138.
A vote “FOR” all of the nominees in Proposal 1, “FOR” Proposals 2 and 4 and “EVERY YEAR” for Proposal 3 is recommended by the Board of Directors.
If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder.
If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1, “FOR” Proposals 2 and 4 and “EVERY YEAR” for Proposal 3.